Code of Ethics

for

Thematic Investments, LLC (“ADVISER”)

November 22, 2021
I.INTRODUCTION

The policy of Thematic Investments, LLC ("ADVISER") is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of its clients and the interests of ADVISER, its officers, directors and employees. This Code of Ethics (the "Code") is based on the principle that ADVISER owes a fiduciary duty to any person or institution it serves as an adviser or sponsor to ensure that the personal securities transactions of the firms and their employees do not interfere with, or take unfair advantage of, their relationship with clients.

Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act") and section l7(j) of the Investment Company Act of 1940 (the "1940 Act") and Rule l7j-1 thereunder are intended to address the potential conflicts arising from the personal investment activities of advisory and investment company personnel. This Code has been adopted by ADVISER to meet those concerns and legal requirements.

This Code has also been approved by the Listed Funds Trust (the “Trust”), a registered open-end management investment company with the SEC under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”) that offers multi-series of shares of exchange-traded-funds (“ETFs”) (each, a “fund”).

ADVISER also separately has adopted procedures designed to prevent the misuse of inside information by ADVISER and persons subject to this Code. The business of ADVISER depends on investor confidence in the fairness and integrity of the securities markets. Insider trading poses a significant threat to that confidence. Trading securities on the basis of inside information or improperly communicating that information to others may expose ADVISER or its employees to stringent penalties.

The Code is drafted broadly; it will be applied and interpreted in a similar manner. You may legitimately be uncertain about the application of the Code in a particular circumstance. ADVISER encourages each of you to raise questions regarding compliance. Often, a single question can forestall disciplinary action or complex legal problems.

As more fully explained in Section IV, the Code applies to all ADVISER employees, directors and officers unless otherwise noted in particular sections. Each person subject to the Code (other than Independent Trustees) must acknowledge on Exhibit A that he or she has received, read and agrees to be bound by the Code. You should direct any question relating to the Code to ADVISER's Chief Compliance Officer ("CCO"). You also must notify the GC or CCO immediately if you have any reason to believe that a violation of the Code has occurred or is about to occur.

II.GENERAL STANDARDS

All ADVISER personnel are expected to conduct their activities in accordance with high standards of commercial honor and ethical principles. Accordingly, no person subject to the Code may engage in any conduct that is deceitful, fraudulent or misleading in connection with the implementation of an investment strategy, or the purchase or sale of any investment, for a client. Moreover, no person may place his or her own interests ahead of the interests of clients or engage in any transaction which interferes with, derives undue benefit, deprives a client of an investment opportunity, or is inconsistent with the investments undertaken for a client. In this regard, no person may use information concerning the investments recommended or made for clients for his or her personal benefit or gain in a manner detrimental to ADVISER clients.

All persons subject to the Code must comply with the applicable provisions of the Advisers Act and the 1940 Act, and other applicable federal securities laws.1 No person subject to the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client may:
•employ any device, scheme, or artifice to defraud the client
•make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the client regarding a material fact
•engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client
•engage in any manipulative practice with respect to the client

Persons covered by this Code must adhere to its general principles as well as comply with the Code's specific provisions. It bears emphasis that technical compliance with the Code's procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual's fiduciary duties to its clients. In addition, a violation of the general principles of the Code may constitute a punishable violation of the Code.

III.DEFINITIONS
When used in the Code, the following terms have the meanings described below:
Access Person - Any director, officer, partner or employee of ADVISER, including any temporary workers, consultants, independent contractors, and anyone else designated by the CCO who (a) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of an Investment Company Client or (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Currently all ADVISER employees are deemed access persons.
Beneficial interest - You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents or any immediate family member living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, Rule
1 Federal Securities Laws means the Securities Act of 1933( 15 U.S.C. 771-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102) 113 Stat 1338 (1999), any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

16a‑1(a)(2) under the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16).
Chief Compliance Officer - The Code contains many references to the Chief Compliance Officer (CCO). The CCO for ADVISER is Thomas Mancuso. References to the CCO also include, for any function, any person designated by the CCO as having responsibility for that function from time to time.
Immediate Family Members – Includes a spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); children under the age of 18; children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and other family members living in the Access Person’s household including stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws, and adoptive relationships.
Independent Trustee - A trustee of an open-end fund which is an Investment Company Client who is not an "interested person" of the open-end or closed-end fund within the meaning of Section 2(a)(19) of the 1940 Act.
Investment Personnel - Any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client, and (2) any natural person who controls an Investment Company Client or ADVISER and who obtains information concerning recommendations made to a client regarding the purchase or sale of securities by the client.
Personal Securities Transaction - The Code regulates Personal Securities Transactions as a part of the effort by ADVISER to detect and prevent conduct that might violate the general prohibitions outlined above. A Personal Securities Transaction is a transaction in a security, other than an exempted security (as defined below), in which a person subject to this Code has a beneficial interest.
Security - Security is defined very broadly, and means any note, stock, bond, debenture, investment contract, limited partnership or limited liability membership interest, and includes any right to acquire any security (an option or warrant, for example).

IV.APPLICATION OF THE CODE
Many of the restrictions on Personal Securities Transactions (as defined in Section III.E.) and the compliance procedures contained in the Code apply to all Access Persons. Investment Personnel are subject to additional restrictions as indicated in the Code. Such persons include, but are not limited to the following:
•Portfolio managers who manage the accounts
•Research analysts or research assistants who are members of the management team for the accounts
•Traders who trade on behalf of clients
•Support staff and administrative assistants working directly with portfolio managers and analysts

V.Administration of Code of Ethics
As adviser to a registered investment company and in compliance with Rule 17j-1(c)(2)(ii) of the 1940 Act, the funds, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics. Therefore, no less frequently than annually, every fund (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the Trust's board of directors, and the board of directors must consider, a written report that:
•Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and
•Certifies that the fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

VI.RESTRICTIONS
Private Placements. No Access Person shall acquire or dispose of a beneficial interest in a security in a private placement without express prior written approval from the CCO or their designee.

ADVISER Membership Units. No Access Person shall acquire or dispose of a beneficial interest in the Membership Units of ADVISER ("ADVISER Membership Units") without the prior written approval of the CCO or their designee.

Initial Public Offerings. No Access Person shall acquire a beneficial interest in a security in an initial public offering.

Short-term trading. Access persons shall not profit in the purchase and sale, or sale and purchase of any ADVISER Fund within sixty calendar days. Trades made in violation of this prohibition shall be unwound or, if that is impracticable, any profits must be disgorged to a charitable organization that is selected by the CCO or their designee.
Gifts. Access Persons shall not accept any gift or other thing of more than de minimus value (e.g. $100 for U.S.) from any person or entity that does business with or on behalf of any client of ADVISER, or seeks to do business with or on behalf of a client. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of the Code to prohibit the everyday courtesies of business life. Therefore, this prohibition does not include an occasional meal or ticket to a theater, entertainment or sporting event that is an incidental part of a meeting that has a clear business purpose.
Service as Director. Access Persons shall not serve on the board of directors of a publicly traded company, without prior authorization by the CCO. Access Persons may submit a request for authorization and such request shall state the position sought, the reason service is desired and any possible conflicts of interest known at the time of the request. Service may be authorized by the CCO only if the CCO determines that service in that capacity would be consistent with the interests of ADVISER and its clients. In addition, Investment Personnel who receive authorization to serve in such a capacity shall be isolated through "Information Barrier" procedures from making investment decisions regarding securities issued by the entity involved.

VII.PRE-CLEARANCE, REPORTING, AND REVIEW PROCEDURES
A. Pre-clearance Procedures.
1. Pre-clearance Requirement. Except as provided below, all Access Persons must receive prior approval of investments in initial public offerings or private placements from the CCO or his/her designee. Transactions of the CCO which require pre-clearance must be approved by Matthew Jasinski, Member and Chief Marketing Officer, The B.A.D. Investment Company, LLC.

2. Factors to Consider in Pre-clearing Personal Securities Transactions. The CCO should consider:
•whether the investment opportunity should be reserved for a client
•whether the opportunity is being offered to an individual by virtue of his/her position with respect to ADVISER's relationship with a client

3. Subsequent Disclosure by Access Person. If pre-clearance is granted, the Access Person must disclose the Personal Securities Transaction when he or she participates in any subsequent investment decision for a client regarding the same issuer. In such circumstances, the decision to purchase or sell securities of the issuer will be subject to an independent review by the CCO or their designee.

4. Exemptions from Pre-clearance. Access Persons do not need to seek pre-clearance for the following transactions:
•Purchases or sales which are non-volitional on the part of either the Access Person or the Investment Company Client (e.g., transactions in corporate mergers, stock splits, tender offers); or
•Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities.
•Purchases or sales affected in any account (previously approved by the CCO or their designee) over which the Access Person has no direct or indirect influence or control.
•Purchases which are part of ongoing participation in an automatic dividend reinvestment plan. (The initial election to participate in an automatic dividend reinvestment plan should be pre-cleared.)
B. Reporting Requirements. Every Access Person must report to the CCO or their designee the following reports (and the CCO must report to Matthew Jasinski) regarding the Access Persons direct or indirect beneficial ownership in securities (other than Excepted Securities):
1. Initial and Annual Holdings Reports. No later than ten days after the person becomes an Access Person, and annually thereafter as of December 31, the following information:

•the title and type of security, interest rate and maturity date (if applicable), CUSIP number or exchange ticker symbol, number of shares and principal amount of each security beneficially owned
•the name of any broker, dealer or bank with whom the Access Person maintained an account
•the date that the report is submitted by the Access Person
•the reports can be accomplished through submission of account statements.
Information contained in the Initial Holdings Report must be current as of 45 days prior to the person becoming an Access Person. Annual reports shall be delivered to the Chief Compliance Officer or their designee no later than January 30 of the following year and shall contain a statement attesting to the accuracy of the information provided.
2. Quarterly Transaction Reports. No later than thirty days after the end of the calendar quarter, the following information (a) with respect to any Personal Securities Transaction during the quarter:
•The date of the transaction, the title and type of security, the CUSIP number or exchange ticker symbol (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)
•The price at which the transaction was effected
•The name of the broker, dealer or bank with or through which the transaction was effected
•The date that the report is submitted by the Access Person
(a) With respect to any account established by the Access Person:
•The name of the broker, dealer or bank with whom the Access Person established the account
•The date the account was established
•The date that the report is submitted by the Access Person
C. Execution of Personal Securities Transactions Through Disclosed Brokerage Accounts; Duplicate Confirmations. All Personal Securities Transactions must be conducted through brokerage or other accounts that have been identified to the CCO or their designee. Each such account must be set up to deliver or mail duplicate copies of all confirmations and statements to: The B.A.D. Investment Company, Attention: Thomas Mancuso, 6201 College Blvd., 7th Floor
Overland Park, KS 66211.
Duplicate confirmations and periodic account statements shall satisfy the transaction reporting requirements set forth above in Section VI.B above, if all the information required to be included in the transaction report is contained in the broker confirmations or account statements.

It is permissible to purchase securities such as limited partnerships and variable annuity contracts directly from the issuer, even though they may not be purchased through a brokerage account, if such securities are reported and pre-cleared and in accordance with the procedures above. No exceptions will be made to this policy. All persons subject to the Code shall cooperate in all aspects with the CCO or their designee in securing confirmations and statements in a timely manner.
D. Review of Personal Trading Information. All information regarding an Access Person’s personal investment transactions, including preclearance requests and the reports required by this Code, will be reviewed and reconciled by the CCO. Matthew Jasinski, a Member of ADVISER, will review the reports for the CCO. Each Access Person acknowledges that the CCO (or with regard to the CCO,) is permitted to review information, including account statements and trade confirmations, from brokerage firms, retirement plan administrators and other financial intermediaries, relating to the securities held by the Access Person.

VII.     EXCEPTIONS TO PRE-CLEARANCE AND REPORTING REQUIREMENTS
Excepted Securities. Access Persons do not need to report transactions or holdings in the following securities:
•shares of open-end investment companies that are not Investment Company Clients (open-end funds for which ADVISER is not the investment adviser). Although ETFs are open-end funds, they must be pre-cleared as they are exchange traded. As ADVISER is the principal underwriter for the Adviser ETFs, all purchases and sells of these funds must be pre-cleared.
•direct obligations of the U.S. government (U.S. treasury bills, notes and bonds);
•money market instruments, including bank certificates of deposit, bankers' acceptances, commercial paper and repurchase agreements
•shares of money market funds;
•shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of whom are Investment Company Clients.

VIII. INDEPENDENT TRUSTEES OF INVESTMENT COMPANY CLIENTS
Independent Trustees shall not be subject to the provisions of Sections V and VI of this Code of Ethics except as noted below.
1.Independent Trustees shall be subject to Sections V.B. "Restrictions-Private Placements" and VI.B.2. "Reporting Procedures-Reporting Requirements-Quarterly Transaction Reports" only if the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 15-day period immediately before or after the trustee's transaction in a security (except for Excepted Securities described in Section VII "Exceptions to Reporting Requirements"), the open-

end or closed-end fund of which such person is an Independent Trustee, purchased or sold the security, or a purchase or sale was considered on behalf of the open-end or closed-end fund.
2.Although not strictly prohibited, it is recommended that Independent Trustees refrain from trading in shares of the relevant open-end or closed-end fund for a period of seven calendar days before and after meetings of the Board of Trustees of such fund.
3.Independent Trustees shall not accept any gift or other thing of more than de minimis value (e.g. $100) from any person or entity that the Independent Trustee knows or should know does business with or on behalf of, or seeks to do business with or on behalf of an open-end or closed-end fund on whose board the Trustee serves. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of the Code to prohibit the everyday courtesies of business life. Therefore, this prohibition does not include an occasional meal or ticket to a theater, entertainment or sporting event that is an incidental part of a meeting that has a clear business purpose.
4.In lieu of the sanctions contemplated by Section X.D. hereof, Independent Trustees shall be subject to sanctions as determined by the Board of Trustees of the relevant open-end or closed-end fund.
IX. COMPLIANCE WITH OTHER ADVISER OR FUND CODES
Access Persons who are employed by an investment adviser (other than ADVISER) serving as sub-adviser or investment manager of an Investment Company Client, who are subject to such other investment adviser's code of ethics, which code complies with the requirements of Section 17 and Rule 17j-1 of the 1940 Act, shall not be subject to compliance with the terms of this Code.
Independent Trustees of an Investment Company Client who are subject to a separate code of ethics adopted by that Investment Company Client (that is not the same as the form of this Code), which code complies with the requirements of Section 17 and Rule 17j-1 of the 1940 Act, shall not be subject to compliance with the terms of this Code with respect to that Investment Company Client.

X. ENFORCEMENT OF CODE AND CONSEQUENCES FOR FAILURE TO COMPLY
A. Certification. All persons subject to the Code (other than Independent Trustees) shall certify annually that they have read and understood the Code and recognized that they are subject thereto, and that they have complied with the requirements of the Code. See Exhibit A.
B. Review of Reports. The CCO or their designee shall review all reports submitted under the Code.
C. Notification of Reporting Obligation. The CCO or their designee shall update the firm’s books and records as necessary to include new Access Persons and Investment Personnel and shall notify those persons of their obligations under the Code.

D. Sanctions for Violations. Upon discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, ADVISER may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.
E. Annual Review. Pursuant to Rule 17j-1(c)(2)(ii), ADVISER will at least annually review this Code of Ethics to determine whether it is reasonably designed to prevent persons subject to the Code from engaging in fraudulent activities prohibited by paragraph (b) of the rule. The CCO will certify annually that ADVISER has adopted procedures reasonably necessary to prevent ADVISER Access Persons from violating this Code of Ethics.

XI. RETENTION OF RECORDS
The CCO or their designee shall maintain all records required under Rule 17j-1 of the 1940 Act and Rule 204A-1 under the Advisers Act for the periods required under the Rules.

XII. AMENDMENT TO THIS CODE
The Trust’s board of trustees must approve any material change to this Code no later than six months after the adoption of the material change.

ORIGINAL APPROVED DATE: INSERT DATE HERE

EXHIBIT A

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS

I acknowledge that I have received the Code of Ethics dated: INSERT DATE HERE, and represent:

1.I have read and understood the Code of Ethics and recognize that I am subject to its provisions;
2.In accordance with Section VI of the Code of Ethics, I will report all securities transactions in which I have a beneficial interest, except for transactions exempt from reporting under Section VII of the Code of Ethics.
3.I will comply with the Code of Ethics in all other respects.

Access Person Signature: _________________________________

Print Name: Thomas Mancuso
Date: November 22, 2021